EXHIBIT B

RESOLUTIONS OF THE BOARDS

RESOLVED, that the Managers (the "Managers") of Excelsior Multi-Strategy Hedge Fund of Funds, LLC ("EMS"), Excelsior Venture Partners III, LLC ("Partners III"), Excelsior Private Markets Fund II (TI), LLC ("EPMF II TI"), Excelsior Private Markets Fund II (TE), LLC ("EPMF II TE," and together with EPMF II TI, the "EPMF II Feeder Funds"), Excelsior Private Markets Fund II (Master), LLC ("EPMF II Master," and together with the EPMF II Feeder Funds, the "EPMF II Funds"), Excelsior Private Markets Fund III (TI), LLC ("EPMF III TI"), Excelsior Private Markets Fund III (TE), LLC ("EPMF III TE," and together with EPMF III TI, the "EPMF III Feeder Funds") and Excelsior Private Markets Fund III (Master), LLC ("EPMF III Master," and together with the EPMF III Feeder Funds, the "EPMF III Funds") (collectively, the "Funds"), including a majority of the managers who are not "interested persons," as defined by the Investment Company Act of 1940 Act, as amended (the "1940 Act"), of the Funds (the "Independent Managers"), hereby ratify the renewal of the fidelity bond (the "Fidelity Bond") issued by Federal Insurance Company and maintained jointly by the Funds and UST Global Private Markets Fund, LLC (the "Other Insured") in the amount of $3,500,000 and determine, in accordance with the requirements of Rule 17g-1 under the 1940 Act, that the Fidelity Bond, which provides joint fidelity coverage to the Funds and the Other Insured, is reasonable in form and amount, after giving due consideration to all relevant factors, including the value of the aggregate assets of the Funds and the Other Insured, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities that are or will be held in the portfolios of the Funds and the Other Insured; and further

RESOLVED, that the Managers, including a majority of the Independent Managers, hereby: (i) authorize the Funds to share in the payment of the total annual premium of $16,800 applicable to the Fidelity Bond in an amount equal to $1,562, $9,706, $2,315 and $425 for Partners III, EMS, the EPMF II Funds and the EPMF III Funds, respectively, determined based upon the relative total assets of the Funds and the Other Insured (other than EPMF II Master and EPMF III Master) and (ii) determine that the portion of the premium to be paid by each of the Funds is fair and reasonable, taking all relevant factors into consideration including, but not limited to, the number of other parties named as insureds, the nature of their business activities, the amount of coverage under the Fidelity Bond, the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each of the Funds is less than the premium each of the Funds would have had to pay if it had provided and maintained a single insured bond; and further

RESOLVED, that in the event the amount of the Fidelity Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, the proper officers of the Funds be, and hereby are, authorized on behalf of the Funds to increase the amount of the Fidelity Bond coverage to comply with such requirements and to allocate the additional premium payable on the Fidelity Bond among the Funds and the Other Insured based on the relative total assets of each of the Funds and the Other Insured determined as of the end of the month preceding the effective date of the change in coverage; and further

RESOLVED, that the amended Joint Insured Fidelity Bond Agreement, substantially in the form included in the materials distributed to the Managers in advance of the meeting, among the Funds and the Other Insured, shall define certain rights and responsibilities of the Funds and the Other Insured with respect to the Fidelity Bond and the sharing of recoveries thereunder in the event of a loss incurred by two or more of the named insureds; and further

RESOLVED, that Steven L. Suss, be, and hereby is, designated to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Funds required by paragraph (g) of Rule 17g-1 under the 1940 Act.